As filed with the Securities and Exchange Commission on October 29, 2013
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Legg Mason, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	52-1200960 (I.R.S. employer identification number)

100 International Drive
Baltimore, Maryland 21202
(410) 539-0000
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Legg Mason, Inc. Deferred Compensation Fund Plan
(Full title of the Plans)

Thomas C. Merchant
Executive Vice President, General Counsel and Secretary
Legg Mason, Inc.
100 International Drive
Baltimore, Maryland 21202
(410) 539-0000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non‑accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered	Proposed Maximum Offering Price Per Obligation	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Deferred Compensation Obligations under the Legg Mason, Inc. Deferred Compensation Fund Plan	$200,000,000	100%	$200,000,000	$25,760

(1)
The Deferred Compensation Obligations under the Legg Mason, Inc. Deferred Compensation Fund Plan (“DCF Plan”) are unsecured obligations of Legg Mason, Inc. (the “Registrant”) to pay deferred compensation in the future in accordance with the terms of the DCF Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.        Plan Information.*
Item 2.        Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this registration statement on Form S-8 (the “Registration Statement”) by reference:
(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013 (the “Form 10-K”) (filed May 24, 2013);

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 (filed August 7, 2013);

(c) the Registrant’s Current Reports on Form 8-K filed April 2, 2013, May 3, 2013, June 6, 2013, June 27, 2013, July 25, 2013, September 5, 2013 and September 11, 20131.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.        Description of Securities.
Under the DCF Plan, the Registrant may provide eligible employees with the opportunity to elect to defer up to a specified percentage, which may not be less than 1% or more than 25%, of their base salary, cash bonuses and cash commissions payable by the Registrant or one of its affiliates, subject to an annual deferral limit of $200,000. (An eligible employee who makes a compensation deferral election is referred to as a “Participant”.) In addition, the Registrant may credit Participant accounts with discretionary matching contributions with respect to compensation deferral contributions in such amount, pursuant to such formula and maximum amounts and to such Participants or class of Participants as may be determined by the compensation committee of the Registrant’s board of directors in its sole discretion. The obligations of the Registrant under the DCF Plan (the “Obligations”) to a Participant represent at all times an unfunded, contingent and unsecured contractual obligation of the Registrant to pay the Obligations in the future in accordance with the terms of the DCF Plan. Each Participant is an unsecured general creditor of the Registrant with respect to all Obligations and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. In addition, the rights of Participants in the DCF Plan are subject to the prior claims of creditors of the Registrant’s subsidiaries. Obligations shall be satisfied solely out of the general assets of the Registrant, subject to the claims of its creditors. A Participant will not have any interest in any fund or in any specific assets of the Registrant of any kind by reason of any amount credited to the Participant under the DCF Plan, nor will a Participant have any right to receive any distribution under the DCF Plan except as, and to the extent, expressly provided in the DCF Plan and the documents evidencing the Obligation. The Registrant will not segregate any funds or assets to provide for the Obligations or issue any notes or securities for the payment thereof.
The amount of compensation to be deferred by each Participant will be determined in accordance with the terms of the DCF Plan and each Participant’s compensation deferral election thereunder. Each Obligation will be payable on one or more future dates in accordance with the terms of the DCF Plan. The Obligations will be indexed to one or more notional investment options available under the DCF Plan, which are generally expected to be the same investment options available to participants in The Legg Mason Profit Sharing and 401(k) Plan and Trust (as amended
1 The Form 8-K dated September 11, 2013 is incorporated other than Item 2.02 and Exhibits 99.1 and 99.2, which are expressly not included.

from time to time), excluding any target date funds or other funds the administrator of the DCF Plan chooses to exclude. Each Participant’s Obligation will be adjusted to reflect the relevant investment experience, whether positive or negative, and the fees and costs of the selected notional investment options, including any appreciation or depreciation and any applicable administrative fees. The value of Obligations held by a Participant is subject to risk at all times based upon the performance of the notional investment options. Unless the administrator of the DCF Plan determines otherwise (and except as may be required in accordance with the terms of the DCF Plan), all payments under the DCF Plan to a Participant shall be made in United States dollars.
Amounts credited to a Participant’s account under the DCF Plan in respect of the Participant’s compensation deferral elections, including any earnings thereon, will be vested at all times. The portion of a Participant’s account attributable to discretionary matching contributions, if any, will generally vest on the last month of the fourth calendar year following the respective election year, provided the Participant has continued in the employment of the Registrant or an affiliate until the applicable vesting date (subject to accelerated vesting upon separation from service due to death or disability).
Except as required by law, no amount payable under the DCF Plan will be subject to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (at law or in equity), levy, execution, pledge, encumbrance, charge or other legal or equitable process, nor will any benefit under the DCF Plan be liable for or subject to the debts, contracts, liabilities, engagements or torts of the persons entitled to such benefits. The Obligations are not convertible into any other security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. The Registrant shall not be required to purchase, hold or dispose of any investments with respect to amounts credited to any Participant’s account, and its only obligation will be to make payments as described in the DCF Plan. The Registrant may, but shall not be obligated to, establish a trust to assist it in paying the benefits that accrue under the DCF Plan; contributions to any such trust shall not reduce or otherwise affect the Registrant’s liability to pay benefits under the DCF Plan, except that the Registrant’s liability shall be reduced by actual benefit payments from any such trust.
Item 5.        Interests of Named Experts and Counsel.
The validity of the securities registered hereby has been passed upon for the Registrant by Thomas C. Merchant, Esq., the Registrant’s General Counsel. Mr. Merchant may be eligible to become a Participant under the DCF Plan.
Item 6.        Indemnification of Directors and Officers.
The Registrant’s articles of incorporation, as amended, state that unless the Registrant’s bylaws otherwise provide, no indemnification shall be provided to any officer, director, employee or agent of any predecessor of the Registrant. The Registrant’s bylaws provide that to the maximum extent permitted by Maryland law in effect from time to time, the Registrant shall indemnify, and, without requiring a preliminary determination as to the ultimate entitlement of the individual to be indemnified, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Registrant and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director, officer or employee of the Registrant, and at the request of the Registrant, serves or has served another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, manager or officer of such corporation or as a partner or trustee of such partnership, joint venture, trust or employee benefit plan. The Registrant may, with the approval of its board of directors, or any duly authorized committee thereof, provide such indemnification and advancement of expenses to a person who served a predecessor of the Registrant in any of the capacities described in (a) or (b) above and to any employee or agent of the Registrant or a predecessor of the Registrant. The rights to indemnification and advance of expenses provided by the Registrant’s articles of incorporation and bylaws shall vest immediately upon election of a director or officer. The indemnification and payment of expenses provided in the Registrant’s bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled to under any bylaw, resolution, insurance, agreement or otherwise.

In addition, the Registrant’s articles of incorporation, as amended, provide that to the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Registrant shall be liable to the Registrant or its stockholders for money damages.
Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made a party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation. In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct. Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.
The Registrant’s officers and directors are insured against certain liabilities under certain policies maintained by the Registrant with aggregate coverage of $175,000,000.
The foregoing summaries are subject to the complete text of the statute, bylaws and agreements referred to above and are qualified in their entirety by reference thereto.
Item 7.        Exemption from Registration Claimed.
Not applicable.
Item 8.        Exhibits.
See attached Exhibit list.
Item 9.        Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
(iii)    to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 29th day of October, 2013.
LEGG MASON, INC.

By:	/s/ Thomas C. Merchant
Thomas C. Merchant
Executive Vice President
Each person whose signature appears below hereby constitutes and appoints Joseph A. Sullivan, Peter H. Nachtwey and Thomas C. Merchant or his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacitates, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph A. Sullivan	President, Chief Executive Officer and Director (Principal Executive Officer)	October 29, 2013
Joseph A. Sullivan

/s/ Peter H. Nachtwey	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Principal Accounting Officer)	October 29, 2013
Peter H. Nachtwey

/s/ Dennis M. Kass	Director and Chairman of the Board	October 29, 2013
Dennis M. Kass

/s/ Harold L. Adams	Director	October 29, 2013
Harold L. Adams

/s/ Robert E. Angelica	Director	October 29, 2013
Robert E. Angelica

/s/ John T. Cahill	Director	October 29, 2013
John T. Cahill

/s/ Barry W. Huff	Director	October 29, 2013
Barry W. Huff

/s/ John E. Koerner, III	Director	October 29, 2013
John E. Koerner, III

/s/ Cheryl Gordon Krongard	Director	October 29, 2013
Cheryl Gordon Krongard

/s/ John V. Murphy	Director	October 29, 2013
John V. Murphy

/s/ John H. Myers	Director	October 29, 2013
John H. Myers

/s/ Nelson Peltz	Director	October 29, 2013
Nelson Peltz

/s/ W. Allen Reed	Director	October 29, 2013
W. Allen Reed

/s/ Margaret Milner Richardson	Director	October 29, 2013
Margaret Milner Richardson

/s/ Kurt L. Schmoke	Director	October 29, 2013
Kurt L. Schmoke

EXHIBIT INDEX

Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to reports filed by Legg Mason, Inc. under the Exchange Act and are hereby incorporated by reference to such reports.
Number    Title of Exhibit

4.1*	Legg Mason, Inc. Deferred Compensation Fund Plan.

4.2	Articles of Incorporation of Legg Mason, Inc., as amended to date (incorporated by reference to Exhibit 3.1 filed with Legg Mason, Inc.’s Current Report on Form 8-K, filed July 28, 2011).

4.3	Amended and Restated Bylaws of Legg Mason, Inc. (incorporated by reference to Exhibit 3.2 to Legg Mason, Inc.’s Current Report on Form 8-K, filed July 28, 2011).

5*	Opinion of Thomas C. Merchant, Esq., General Counsel of the Registrant, regarding the validity of the securities being registered.

23.1*	Consent of Thomas C. Merchant, Esq. (included in Exhibit 5).

23.2*	Consent of PricewaterhouseCoopers LLP.

24*	Powers of Attorney (included on signature page)

*	Filed herewith.